FOR IMMEDIATE RELEASE




Contact:       Susan R. Huckabee
               Investor Relations Coordinator

Telephone:    (706) 845-5140

                FLAG Financial Corporation Completes Merger With
                ------------------------------------------------
                         Three Rivers Bancshares, Inc.
                         -----------------------------

LaGrange, GA (May 12, 1998) - FLAG Financial Corporation (OTC:FLAG) Chairman John S. Holle, announced today that FLAG Financial Corporation had completed its merger with Three Rivers Bancshares, Inc. ("TRB"), parent company of Bank of Milan in Milan, Georgia. The transaction will be accounted for as a pooling of interests and is expected to be accretive to FLAG's earnings per share. As of March 31, 1998, TRB had approximately $36 million in assets and operated two branch offices located in Milan and McRae, Georgia.

J. Daniel Speight, Jr., FLAG's President and CEO, stated, "The closing of this transaction takes us one step further in our continued plan of building a partnership of community banks throughout Georgia. We are very excited about the enhanced opportunities to build shareholder value as a result of this transaction. We look forward to the contributions Preston Martin, formerly the President and CEO of Three Rivers Bancshares, Inc., will make as a member of our Board of Directors and management team."

J. Preston Martin, President and CEO of Bank of Milan, added, "This merger was an excellent opportunity for the Bank of Milan to become a partner of an organization that will provide Bank of Milan with significant benefits and financial resources while retaining the personal services and local decision-making that is so important to the communities we serve. FLAG offers the Bank of Milan support and services that we could not afford on our own. Our common commitment to customer service, community involvement and the investment in our staff and facilities should enable us to leverage one anothe's strengths and to create an even better organization than either of us could maintain on a stand-alone basis."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Federal Savings Bank of LaGrange, Citizens Bank and Bank of Milan. FLAG reported assets of approximately $395 million as of March 31, 1998. On a combined pro forma basis, including the Bank of Milan, assets would have been approximately $432 million at March 31, 1998. Total stockholders' equity was approximately $34 million at the end of the first quarter in 1998. Through FLAG's partner banks, it provides a broad range of financial products and services serving 18 offices in communities extending from west central to middle Georgia.

FLAG currently has 3,448,924 shares of Common Stock outstanding, including those issued in connection with the TRB transaction. FLAG Common Stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."


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